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                                                                Exhibit 99.1


[FACTORY CARD OUTLET LOGO]






                                                FOR IMMEDIATE RELEASE
                                                ----------------------

         FACTORY CARD OUTLET REVISES SECOND QUARTER EXPECTATIONS;
        ---------------------------------------------------------
             ARRANGES ADDITIONAL $10 MILLION CREDIT FACILITY
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NAPERVILLE, IL, JULY 21, 1998 --- Factory Card Outlet Corp. (NASDAQ:FCPY)
announced today that it expects to report a loss for the second quarter ending August 1, 1998 of between $0.07 and $0.12 per share, before a non-recurring charge of approximately $0.05 per share. Separately, the Company has also entered into an agreement on an additional $10 million credit facility.

        Stewart M. Kasen, the Company's Chairman, President and Chief Executive Officer, said, "In late May we announced that system conversion issues related to the start-up of our new distribution facility in Naperville would adversely affect our second quarter results. Although the negative impact of the uneven flow of merchandise to our stores earlier in the quarter was greater than we initially expected, we believe we now have corrected these issues and our comparable store sales have improved in the second half of this quarter."

        "Since I became President and Chief Executive Officer on May 21st, our management team has undertaken a through review of the Company's business and operations and has taken several actions based on this review. As a result of some of the actions, we will take a non-recurring charge of approximately $0.05 per share in the second quarter which is excluded from the revised earnings range expectations. These charges are related to certain store design and severance expenses. We believe this review and the action steps that have followed will position the Company for a return to profitable, long-term growth."


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FACTORY CARD OUTLET RELEASE OF JULY 20, 1998 CONTINUED/Page Two


        "First, to improve our top line growth, we have introduced a store readiness program, a basic in-stock program, and are implementing a more aggressive value pricing program in our stores. These initiatives, together with the improvement in inventory levels at our stores, have already improved our comparable store sales from the earlier part of the second quarter. Since mid June, comparable store sales have trended at a mid single-digit increase.

        Second, since our focus will be on strengthening the core business, we are slowing down new store openings. The Company expects to open 14 stores in fiscal 1999, down from the 50 or more that had been previously planned. Included in the 14 planned openings is the deferral of seven stores which were previously scheduled to open this fiscal year. We've already opened 19 new superstores this year and we now plan to open 14 additional superstores during the remainder of this fiscal year.

        Third, recognizing the change in our growth plans, we have reduced general and administrative expenses accordingly. We have repositioned our resources to focus on fundamental execution.

        Finally, we have amended our existing credit facility and have entered into an agreement for an additional $10 million credit facility with BackBay Capital, a subsidiary of BankBoston. We believe that the funds available from these facilities, together with internally generated funds, will be sufficient to meet our operating needs for the remainder of this fiscal year while we contiune to implement our initiatives to improve the Company's financial results. We are exploring additional or new sources of financing to give us more flexibility for growth in the future."

        Factory Card Outlet is a rapidly growing chain of company-owned superstores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. The Company currently operates 199 stores in 22 states.

        This press release regarding the quarterly results of Factory Card Outlet Corp. includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not constitute historical facts and involve risks and uncertainties, including, but not limited to, the possibility that adverse economic or other factors may cause actual results to be materially different than current estimates and projections. Additional detailed information concering a number of factors that could cause actual results to differ materially from the information contained in this press release is readily available in the Company's Transition Report on Form 10-K. Copies of the Transition Report are available on request directed to the President of the Company.